Exhibit 99.1

Connect Biopharma Reports 2025 Full-Year Financial Results and Provides Business Update

– Released positive topline data from Phase 1 study of IV rademikibart in patients with asthma or COPD –

– Results from Phase 3 study of rademikibart in moderate-to-severe AD presented in late-breaking research session at AAD –

– Recruitment ongoing for Phase 2 Seabreeze STAT studies for acute exacerbations in asthma and COPD; expect to report topline data from both studies mid-2026 –

– Entered into a securities purchase agreement for $20.2 million equity financing extending our cash runway into second half of 2027 –

SAN DIEGO, MARCH 31, 2026 (GLOBE NEWSWIRE) -- Connect Biopharma Holdings Limited (Nasdaq: CNTB) (Connect Biopharma, Connect or the Company), a clinical-stage biopharmaceutical company focused on transforming care for the treatment of inflammatory diseases, today reported financial results for the three and twelve months ended December 31, 2025, and provided a business update.

“2025 was an eventful year for our lead drug candidate, rademikibart, with the initiation of our Phase 2 Seabreeze STAT studies in acute asthma and chronic obstructive pulmonary disease (COPD),” said Barry Quart, Pharm.D., Chief Executive Officer and Director of Connect Biopharma. “We started 2026 with new mechanism of action data, reinforcing rademikibart’s potentially differentiated pharmacologic profile, positive topline results from our Phase 1 intravenous (IV) clinical pharmacology study of rademikibart, and execution of a securities purchase agreement for a $20.2 million equity financing to expand our U.S. institutional investor base and further extend our cash runway. We expect the momentum to continue with topline data from our Phase 2 Seabreeze STAT asthma and COPD studies available midyear.”

Recent Highlights

Development Highlights

•In March 2026, the Company announced positive topline data from its Phase 1 clinical pharmacology study of IV rademikibart in patients with stable asthma or COPD.

◦Rademikibart administered as a single 300 mg 2-minute IV push to asthma and COPD patients produced rapid improvement in forced expiratory volume in one second (FEV1) with many patients experiencing improvements in airway function of ≥200 mL as early as 15 minutes post-dosing.

◦The rapid improvement in FEV1 demonstrated with IV rademikibart in this study provides clinical confirmation of preclinical observations that rademikibart has a unique beneficial effect on bronchodilation.

◦Mean FEV1 improvements of ~200 - 400 mL were maintained through Day 29 in asthma and COPD patients.

◦Rademikibart was generally well-tolerated in asthma and COPD patients.

•In March 2026, the Company announced the results of a Phase 3 study of rademikibart in moderate-to-severe atopic dermatitis (AD) conducted by Simcere:

◦Rademikibart achieved rapid, durable efficacy results across all key endpoints through 52 weeks, with near-maximal responses achieved in ~90% of patients.

◦Rademikibart was well tolerated with safety similar to placebo at 16 weeks and lower conjunctivitis than other agents in the class.

◦Data were presented in the Late-Breaking Research session at the 2026 American Academy of Dermatology Annual Meeting (AAD).

•In January 2026, the Company announced new in vitro and preclinical mechanism of action data providing mechanistic support for rademikibart’s potentially differentiated efficacy and safety profile, compared to what has been observed for dupilumab, and providing a potential basis for the large and rapid improvement in FEV1 observed in the Company’s previously completed Phase 2b global chronic asthma study.

•Recruitment of participants into the Phase 2 Seabreeze STAT asthma and COPD studies evaluating the safety and efficacy of rademikibart as an adjunct treatment for acute exacerbations is ongoing with topline data from both studies expected mid-2026.

Corporate Highlights

•In March 2026, the Company entered into a securities purchase agreement with a select group of institutional accredited investors to sell 6,130,000 shares of its ordinary shares in a private placement at a price of $3.25 per share with respect to any purchaser that is not owned or controlled by an individual who is an officer, director, employee or consultant of the Company (Private Placement). The aggregate gross proceeds for the Private Placement are $20.2 million, before deducting placement agent fees and other offering expenses. The Company estimates the placement agent fees and other offering expenses will be $1.6 million. The Private Placement is scheduled to close on or about March 31, 2026.

Financial Results for the Three and Twelve Months Ended December 31, 2025

•Cash, cash equivalents and short-term investments were $44.3 million as of December 31, 2025. Based on its current operating plans, the Company expects that its cash, cash equivalents and short-term investments, including the net proceeds from the Private Placement, will be sufficient to fund operations into the second half of 2027.

•License and collaboration revenues relate to the license agreement with Simcere, under which Simcere has been granted exclusive rights to develop, manufacture, and commercialize rademikibart for all indications in Greater China, including mainland China, Hong Kong, Macau, and Taiwan. There were no license and collaboration revenues for the three months ended December 31, 2025. License and collaboration revenues for the twelve months ended December 31, 2025 were $64,000 for cost reimbursements. License and collaboration revenues for the three and twelve months ended December 31, 2024 were $0.7 million and $26.0 million, respectively, for the upfront license fee, achievement of certain development milestones and cost reimbursements. As a part of the license agreement, we are eligible to receive remaining milestone payments up to an aggregate amount of approximately $110 million upon the achievement of certain development, regulatory and commercial milestones.

•Research and development expense for the three and twelve months ended December 31, 2025, was $11.3 million and $37.8 million, respectively, compared with $6.2 million and $29.3 million, respectively, for the same periods in 2024. The increase in research and development expense was primarily due to an increase in rademikibart-related development costs, as a result of the initiation of the Phase 2 Seabreeze STAT asthma and COPD studies in May 2025.

•General and administrative expense for the three and twelve months ended December 31, 2025, was $4.2 million and $20.3 million, respectively, compared with $4.1 million and $19.2 million, respectively, for the same periods in 2024. The increase in general and administrative expense was primarily due to costs incurred to support our efforts to become a more U.S.-centric company.

•Net loss for the three and twelve months ended December 31, 2025, was $15.1 million, or ($0.27) per share, and $55.5 million, or ($1.00) per share, respectively, compared with $8.9 million, or ($0.16) per share, and $15.6 million, or ($0.28) per share, respectively, for the same periods in 2024.

About Rademikibart

Rademikibart is a fully human monoclonal antibody targeting interleukin-4 receptor alpha (IL-4Rα), a common subunit of interleukin-4 receptor (IL-4) and interleukin-13 receptor (IL-13). We believe that by binding with IL-4Rα, rademikibart can block the functions of IL-4 and IL-13 effectively, thereby blocking the T helper 2 (Th2) inflammatory pathway to achieving the goal of treating Th2 related inflammatory diseases such as atopic dermatitis, asthma and COPD.

About Connect Biopharma

Connect Biopharma is a clinical-stage biopharmaceutical company dedicated to transforming care for asthma and COPD. Headquartered in San Diego, California, the Company is advancing rademikibart, a next-generation, potentially best-in-class antibody designed to target IL-4Rα. The Company is currently conducting global clinical studies of rademikibart for the treatment of acute exacerbations of asthma and COPD, areas with significant unmet need. Connect has granted an exclusive license to Simcere Pharmaceutical Co., Ltd., for rademikibart in Greater China. Under the exclusive license and collaboration agreement, Connect is eligible to receive remaining milestone payments up to an aggregate amount of approximately $110 million upon the achievement of certain development, regulatory and commercial milestones. Connect is also eligible to receive royalties at tiered percentage rates up to low double-digit percentages on net sales in Greater China.

For more information visit www.connectbiopharma.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the Act). Forward-looking statements are statements that are not of historical fact and include, without limitation, statements regarding future events, our cash balance, financial guidance, future financial and operating results and related expectations, business strategy and plans, prospective products (as well as their potential to achieve a differentiated, competitive, or favorable benefit or profile or trend, including on safety, tolerability, improvement, maintenance, clinical response, dosing, efficacy and/or convenience), planned or expected product approval applications or approvals, anticipated milestones, expected data readouts and enrollments, research and development plans and costs, potential future partnerships, expectations about existing partnerships, timing and likelihood of success, objectives of management for future operations, future results of anticipated product development efforts, adequacy of existing cash and potential partnership funding to fund operations and capital expenditure requirements, anticipated patient populations or market opportunities for our prospective products, if approved, as well as statements regarding industry trends. These statements are based on management’s current expectations of future events only as of the date of this press release and are inherently subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among other things: the timing, size and expectation of the closing of the Private Placement; expectations regarding market conditions, the satisfaction of customary closing conditions related to the Private Placement and the anticipated use of proceeds therefrom; the Company’s expectation that its current cash, cash equivalents, and short-term investments will fund our operations into the second half of 2027; the timing and amount of actual expenses, including, without limitation, our anticipated combined U.S. GAAP R&D and G&A expenses; the ability of our clinical trials to demonstrate safety and efficacy of our product candidates and other positive results; whether we will need expanded or additional trials in order to obtain regulatory approval for our product candidates; whether the National Medical Products Administration (NMPA) approves Simcere’s NDA for AD in China; our ability to obtain and maintain regulatory approval of our product candidates; existing regulations and regulatory developments in the U.S., the People’s Republic of China, Europe and other jurisdictions; the ability of our current cash and investments position to support planned operations; our plans and ability to obtain, maintain, protect and enforce our intellectual property rights and our proprietary technologies, including extensions of existing patent terms where available; our continued reliance on third parties to conduct additional clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials; and the degree of market acceptance of our product candidates, if approved, by physicians, patients, healthcare payors and others in the medical community.

Words such as “aim,” “anticipate,” “believe,” “could,” “expect,” “feel,” “goal,” “intend,” “may,” “optimistic,” “plan,” “potential,” “promising,” “will,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. The inclusion of forward-looking statements should not be regarded as a representation by Connect Biopharma that any of its expectations, projections or plans will be achieved. Actual results may differ materially due to the risks and uncertainties inherent in our business and other risks described in our filings with the SEC. Further information regarding these and other risks is included under the heading “Risk Factors” in our annual and periodic reports filed with the SEC. These forward-looking statements should not be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such forward-looking statements have been made are correct or exhaustive or, in the case of the assumptions, fully stated herein. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You are cautioned not to place undue reliance on the scientific data presented or these forward-looking statements, which speak only as of the date hereof. Except as required by law, Connect Biopharma undertakes no obligation to publicly update any forward-looking statements, whether because of new information, future events or otherwise. Connect Biopharma claims the protection of the safe harbor for forward-looking statements contained in the Act for all forward-looking statements.

This press release discusses our product candidate, rademikibart, which is under clinical investigation and has not yet been approved for marketing by the U.S. Food and Drug Administration, the NMPA, or by any other regulatory agency. No representation is made as to the safety or effectiveness of rademikibart for the uses for which it is being studied. The trademarks included herein are the property of the owners thereof and are used for reference purposes only.

Connect Biopharma Holdings Limited
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
License and collaboration revenues	$—	$698	$64	$26,033
Operating expenses:
Research and development expense	11,282	6,236	37,798	29,256
General and administrative expense	4,244	4,081	20,340	19,229
Total operating expenses	15,526	10,317	58,138	48,485
Loss from operations	(15,526)	(9,619)	(58,074)	(22,452)
Total other income, net	444	819	2,791	7,047
Net loss before income tax	(15,082)	(8,800)	(55,283)	(15,405)
Income tax expense	27	106	197	223
Net loss	$(15,109)	$(8,906)	$(55,480)	$(15,628)

Basic and diluted net loss per ordinary share	$(0.27)	$(0.16)	$(1.00)	$(0.28)
Weighted-average ordinary shares outstanding, basic and diluted	56,066	55,307	55,660	55,213

Connect Biopharma Holdings Limited
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	December 31,
	2025	2024
Cash, cash equivalents and short-term investments	$44,342	$93,708
Total assets	$56,075	$101,284
Total shareholders' equity	$41,980	$92,166

Investor Relations Contact:

Alex Lobo
Precision AQ
Alex.lobo@precisionaq.com
(212) 698-8802

Media Contact:

Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604